UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION        SEC FILE NUMBER
                             WASHINGTON, D.C. 20549                  0-19437

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

(Check One): |_|Form 10-K |_|Form 20-F  |_|Form 11-K  |X|Form 10-Q  |_|Form 10-D
             |_| Form N-SAR |_| Form N-CSR

                  For Period Ended:   March 31, 2006
                                  -   --------------

                   [ ] Transition Report on Form 10-K
                   [ ] Transition Report on Form 20-F
                   [ ] Transition Report on Form 11-K
                   [ ] Transition Report on Form 10-Q
                   [ ] Transition Report on Form N-SAR

                   For the Transition Period Ended: __________________

          Read Instruction Before Preparing Form. Please Print or Type.

    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

                        PART I -- REGISTRANT INFORMATION

Full Name of Registrant
CELLULAR TECHNICAL SERVICES COMPANY, INC.

Former Name if Applicable


Address of Principal Executive Office (Street and Number)
20 EAST SUNRISE HIGHWAY

City, State and Zip Code
VALLEY STREAM, NEW YORK 11581

                       PART II -- RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

         (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

         (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the
  [X] fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or subject distribution report on Form 10-D, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                              PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

Due to the resignation of the Registrant's independent registered public accounting firm on May 15, 2006, the Registrant was unable to obtain an independent registered public accounting firm's review of its Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 2006 on or before its May 15, 2006 scheduled due date without unreasonable effort or expense.

                          PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

             Kenneth Block                516               568-0100
                ------                -----------      ------------------
                (Name)                (Area Code)      (Telephone Number)


(2)      Have all other periodic reports required under
         Section 13 or 15(d) of the Securities Exchange
         Act of 1934 or  Section  30 of the  Investment
         Company  Act of 1940 during the  preceding  12    Yes             No
         months  or for such  shorter  period  that the    |X|             |_|
         registrant was required to file such report(s)
         been   filed?   If  answer  is  no,   identify
         report(s).


(3)      Is it anticipated that any significant  change
         in    results   of    operations    from   the
         corresponding  period for the last fiscal year    Yes             No
         will be reflected  by the earnings  statements    |_|             |X|
         to be included in the subject report or portion thereof?


         If  so:  attach  an  explanation  of  the  anticipated   change,   both
         narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of results cannot be made.

--------------------------------------------------------------------------------

                    Cellular Technical Services Company, Inc.
           -----------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


                               By:    /s/ Kenneth Block
                                      ------------------------------------------
Date   May 16, 2006                     Kenneth Block, Chief Financial Officer
     --------------------------